La Jolla Pharmaceutical Company Announces Financial Results for the
Three and Six Months Ended June 30, 2016

SAN DIEGO, CA - August 8, 2016 - La Jolla Pharmaceutical Company (NASDAQ: LJPC) (the Company or La Jolla), a leader in the development of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today reported financial results for the three and six months ended June 30, 2016.

Results of Operations

As of June 30, 2016, La Jolla had $100.6 million in cash and cash equivalents, compared to $126.5 million as of December 31, 2015. The decrease in cash and cash equivalents was primarily due to net cash used for operating activities. Based on current operating plans and projections, La Jolla believes that its current cash and cash equivalents are sufficient to fund operations into 2018.

La Jolla’s net cash used for operating activities for the six months ended June 30, 2016 was $25.1 million, compared to net cash used for operating activities of $11.2 million for the same period in 2015. La Jolla’s net loss for the three and six months ended June 30, 2016 was $15.6 million and $32.0 million, or $0.90 per share and $1.86 per share, respectively, compared to a net loss of $10.7 million and $19.6 million, or $0.70 per share and $1.29 per share, respectively, for the same periods in 2015. During the three and six months ended June 30, 2016, La Jolla recognized contract revenue of approximately $0.3 million and $0.5 million, respectively. The net loss includes non-cash, share-based compensation expense of $3.3 million and $7.0 for the three and six months ended June 30, 2016, respectively, compared to $3.9 million and $7.3 million, respectively, for the same periods in 2015.

The increases in net cash used for operating activities and net loss in the 2016 periods as compared to the 2015 periods were primarily due to increased development costs associated with our ATHOS 3 Phase 3 trial of LJPC-501 in patients with catecholamine-resistant hypotension and our Phase 1 trial of LJPC-401 in patients with iron overload. There also were increases in personnel and facility costs associated with the support of these increased development activities.

“The first half of 2016 was a productive period for La Jolla, highlighted by the continued enrollment of our ATHOS 3 Phase 3 trial of LJPC-501 and encouraging interim data from our Phase 1 trial of LJPC-401,” said George Tidmarsh, M.D., Ph.D., La Jolla’s President and Chief Executive Officer. “Catecholamine-resistant hypotension and iron overload remain significant unmet medical needs, and we remain dedicated to bringing our potentially important therapies to patients as expeditiously as possible. We plan to report results from our Phase 1 trial of LJPC-401 in September 2016 and from our ATHOS 3 Phase 3 trial of LJPC-501 in the first quarter of 2017.”

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. The Company has several product candidates in development. LJPC-501 is La Jolla’s proprietary formulation of angiotensin II for the potential treatment of catecholamine-resistant hypotension. LJPC-401 is La Jolla’s novel formulation of hepcidin for the potential treatment of conditions characterized by iron overload, such as hereditary hemochromatosis, beta thalassemia, sickle cell disease and myelodysplastic syndrome. LJPC-30S is our next-generation gentamicin derivative program that is focused on therapeutics for the potential treatment of serious bacterial infections as well as rare genetic disorders, such as cystic fibrosis and Duchenne muscular dystrophy. For more information on La Jolla, please visit www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the Company’s future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s web site www.sec.gov. These risks include, but are not limited to, risks relating to: the timing for commencement of clinical studies, the anticipated timing for completion of such studies, and the anticipated timing for regulatory actions; the success of future development activities; potential indications for which the Company’s product candidates may be developed; and the expected duration over which the Company’s cash balances will fund its operations. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

LA JOLLA PHARMACEUTICAL COMPANY
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue
Contract revenue - related party	$253	$—	$487	$—
Total revenue	253	—	487	—
Expenses
Research and development	12,404	6,686	25,119	11,856
General and administrative	3,466	3,972	7,519	7,769
Total expenses	15,870	10,658	32,638	19,625
Loss from operations	(15,617)	(10,658)	(32,151)	(19,625)
Other income, net	51	8	104	20
Net loss	$(15,566)	$(10,650)	$(32,047)	$(19,605)
Basic and diluted net loss per share	$(0.90)	$(0.70)	$(1.86)	$(1.29)
Shares used in computing basic and diluted net loss per share	17,211	15,251	17,211	15,246

LA JOLLA PHARMACEUTICAL COMPANY
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$100,557	$126,467
Restricted cash	200	237
Prepaid clinical expenses	187	223
Prepaid expenses and other current assets	1,356	618
Total current assets	102,300	127,545
Property and equipment, net	2,257	1,732
Other assets	217	70
Total assets	$104,774	$129,347

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,256	$2,506
Accrued expenses	2,112	1,224
Accrued payroll and related expenses	795	1,090
Total current liabilities	5,163	4,820
Shareholders’ equity:
Common Stock, $0.0001 par value; 100,000,000 shares authorized, 18,254,009 and 18,244,009 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	2	2
Series C-1[2] Convertible Preferred Stock, $0.0001 par value; 11,000 shares authorized, 3,906 shares issued and outstanding at June 30, 2016 and December 31, 2015, and liquidation preference of $3,906 at June 30, 2016 and December 31, 2015	3,906	3,906
Series F Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized, 2,737 shares issued and outstanding at June 30, 2016 and December 31, 2015, and liquidation preference of $2,737 at June 30, 2016 and December 31, 2015	2,737	2,737
Additional paid-in capital	653,539	646,408
Accumulated deficit	(560,573)	(528,526)
Total shareholders’ equity	99,611	124,527
Total liabilities and shareholders’ equity	$104,774	$129,347

Company Contact

George F. Tidmarsh, M.D., Ph.D.
President & Chief Executive Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264
Email: gtidmarsh@ljpc.com

and

Dennis M. Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: (858) 433-6839
Email: dmulroy@ljpc.com